EXHIBIT 99.1

AutoZone 4th Quarter Same Store Sales Increase 1.0%

4th Quarter EPS Increases to $14.30;
Fiscal 2016 Sales $10.6 Billion;
Fiscal 2016 EPS Increases to $40.70

MEMPHIS, Tenn., Sept. 22, 2016 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $3.4 billion for its fourth quarter (16 weeks) ended August 27, 2016, an increase of 3.3% from the fourth quarter of fiscal 2015 (16 weeks).  Domestic same store sales, or sales for stores open at least one year, increased 1.0% for the quarter.

Net income for the quarter increased 6.4% over the same period last year to $426.8 million, while diluted earnings per share increased 12.2% to $14.30 per share from $12.75 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 52.8% (versus 52.5% for the same period last year).  The improvement in gross margin was attributable to lower acquisition costs, partially offset by higher supply chain costs associated with current year inventory initiatives (-19 bps).  Operating expenses, as a percentage of sales, were 32.1% (versus 32.2% the same period last year).  The slight decrease in operating expenses, as a percentage of sales, was primarily due to the favorable comparison to last year’s higher legal costs (+30 bps), partially offset by higher store payroll.

For the fiscal year ended August 27, 2016, sales were $10.6 billion, an increase of 4.4% from the prior year, while domestic same store sales were up 2.4% for the year.  Operating profit increased 5.5% on an operating margin of 19.4%.  For fiscal 2016, net income increased 7.0% to $1.2 billion, while diluted earnings per share for the period increased 13.0% to $40.70 from $36.03.  Return on invested capital was 31.3%, while full year cash flow before share repurchases and changes in debt was $1.167 billion.

Under its share repurchase program, AutoZone repurchased 482 thousand shares of its common stock for $370 million during the fourth quarter, at an average price of $767 per share.  For the fiscal year, the Company repurchased 1.9 million shares of its common stock for $1.45 billion, at an average price of $763 per share.  At year end, the Company had $395 million remaining under its current share repurchase authorization.

The Company’s inventory increased 6.1% over the same period last year, driven by new stores and increased product placement.  Inventory per location was $625 thousand versus $610 thousand last year and $629 thousand last quarter.  Net inventory, defined as merchandise inventories less accounts payable, on a per location basis, was a negative $80 thousand versus negative $79 thousand last year and negative $69 thousand last quarter.

“I would like to thank our entire organization for the strong performance delivered this past fiscal year.  We are pleased to report our fortieth consecutive quarter of double digit earnings per share growth. Since our inception, we’ve been committed to providing superior customer service and trustworthy advice: our key points of differentiation.  This commitment to our customers leads us to deliver exceptional financial performance.  For the year, we reached many milestones which included generating $10.6 billion in sales, opening 156 new domestic AutoZone stores, 43 AutoZone stores internationally, and six IMC branches.  Additionally, the ongoing rollout of our inventory availability initiatives, including expanding our multi-deliveries per week to stores and opening mega hub locations, has gone very well.  We expect to continue with these initiatives in 2017 while expanding our supply chain network with the already announced planned openings of two or three new domestic distribution centers over the next few years.  In order to continue to meet our customers’ needs across all selling channels, we continue to invest capital in our product availability initiatives across our businesses.  While investing to grow, we will remain committed to our disciplined approach to increasing operating earnings and utilizing our capital effectively,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended August 27, 2016, AutoZone opened 71 new stores and relocated two stores in the U.S., opened 25 new stores in Mexico, and opened one new IMC branch.  As of August 27, 2016, the Company had 5,297 stores in 50 states in the U.S., the District of Columbia and Puerto Rico, 483 stores in Mexico, 26 IMC branches, and eight stores in Brazil for a total count of 5,814.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  IMC branches carry an extensive line of original equipment quality import replacement parts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories, performance and replacement parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com and www.imcparts.net.  AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Thursday, September 22, 2016, beginning at 10:00 a.m. (EDT) to discuss its fourth quarter results.  Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls.”  The call will also be available by dialing (210) 839-8923.  A replay of the call and slides will be available on AutoZone’s website.  In addition, a replay of the call will be available by dialing (203) 369-1211 through Thursday, September 29, 2016, at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”).  These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases.  The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP.  Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables.  The Company believes this is important information for the management of its debt levels and share repurchases.  We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; the compromising of the confidentiality, availability or integrity of information, including cyber security attacks; and changes in laws or regulations. Certain of these risks are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Annual Report on Form 10-K for the year ended August 29, 2015, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 4th Quarter Highlights - Fiscal 2016

Condensed Consolidated Statements of Operations
4th Quarter, FY2016
(in thousands, except per share data)
	GAAP Results
	16 Weeks Ended	16 Weeks Ended
	August 27, 2016	August 29, 2015

Net sales	$3,398,769	$3,290,404
Cost of sales	1,604,021	1,562,856
Gross profit	1,794,748	1,727,548
Operating, SG&A expenses	1,091,382	1,058,276
Operating profit (EBIT)	703,366	669,272
Interest expense, net	45,789	47,065
Income before taxes	657,577	622,207
Income taxes	230,809	221,070
Net income	$426,768	$401,137
Net income per share:
Basic	$14.58	$13.02
Diluted	$14.30	$12.75
Weighted average shares outstanding:
Basic	29,280	30,813
Diluted	29,847	31,469

Fiscal 2016
(in thousands, except per share data)	GAAP Results
	52 Weeks Ended	52 Weeks Ended
	August 27, 2016	August 29, 2015

Net sales	$10,635,676	$10,187,340
Cost of sales	5,026,940	4,860,309
Gross profit	5,608,736	5,327,031
Operating, SG&A expenses	3,548,341	3,373,980
Operating profit (EBIT)	2,060,395	1,953,051
Interest expense, net	147,681	150,439
Income before taxes	1,912,714	1,802,612
Income taxes	671,707	642,371
Net income	$1,241,007	$1,160,241
Net income per share:
Basic	$41.52	$36.76
Diluted	$40.70	$36.03
Weighted average shares outstanding:
Basic	29,889	31,560
Diluted	30,488	32,206

Selected Balance Sheet Information
(in thousands)
	August 27, 2016	August 29, 2015

Cash and cash equivalents	$189,734	$175,309
Merchandise inventories	3,631,916	3,421,635
Current assets	4,239,573	3,970,294
Property and equipment, net	3,733,254	3,505,632
Total assets	8,599,787	8,102,349
Accounts payable	4,095,854	3,864,168
Current liabilities	4,690,320	4,712,873
Total debt	4,924,119	4,624,876
Stockholders' deficit	(1,787,538)	(1,701,390)
Working capital	(450,747)	(742,579)

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	August 27, 2016	August 29, 2015
Net income	$1,241,007	$1,160,241
Add: Interest	147,681	150,439
Taxes	671,707	642,371
EBIT	2,060,395	1,953,051

Add: Depreciation and amortization	297,397	269,919
Rent expense	280,490	269,458
Share-based expense	39,825	40,995
EBITDAR	$2,678,107	$2,533,423

Debt	$4,924,119	$4,624,876
Capital lease obligations	147,285	128,167
Add: rent x 6	1,682,940	1,616,748
Adjusted debt	$6,754,344	$6,369,791

Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
(in thousands)
	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 27, 2016	August 29, 2015	August 27, 2016	August 29, 2015

Depreciation and amortization	$93,932	$86,708	$297,397	$269,919
Capital spending	188,869	187,834	488,791	480,579

Cash flow before share repurchases:
(Decrease)/increase in cash and cash equivalents	$(23,646)	$22,021	$14,425	$50,824
Subtract (decrease)/increase in debt, excluding deferred financing	(31,000)	113,100	299,900	303,800
Add back share repurchases	369,737	430,498	1,452,462	1,271,416
Cash flow before share repurchases and changes in debt	$377,091	$339,419	$1,166,987	$1,018,440

Other Selected Financial Information
(in thousands, except ROIC)
	August 27, 2016	August 29, 2015

Cumulative share repurchases ($ since fiscal 1998)	$16,754,649	$15,302,186
Remaining share repurchase authorization ($)	395,351	347,814

Cumulative share repurchases (shares since fiscal 1998)	140,795	138,891

Shares outstanding, end of quarter	29,118	30,659

	Trailing 4 Quarters
	August 27, 2016	August 29, 2015
Net income	$1,241,007	$1,160,241
Adjustments:
Interest expense	147,681	150,439
Rent expense	280,490	269,458
Tax effect*	(150,288)	(149,483)
After-tax return	1,518,890	1,430,655

Average debt**	4,820,402	4,458,114
Average stockholders' deficit**	(1,774,329)	(1,619,596)
Add: Rent x 6	1,682,940	1,616,748
Average capital lease obligations**	131,008	126,096
Pre-tax invested capital	$4,860,021	$4,581,362

Return on Invested Capital (ROIC)	31.3%	31.2%

*Effective tax rate over trailing four quarters ended August 27, 2016 is 35.1% and August 29, 2015 is 35.6%.
**All averages are computed based on trailing 5 quarter balances.

AutoZone's 4th Quarter Fiscal 2016
Selected Operating Highlights
Condensed Consolidated Statements of Operations

Location Count & Square Footage

	16 Weeks Ended		16 Weeks Ended		52 Weeks Ended	52 Weeks Ended
	August 27, 2016		August 29, 2015		August 27, 2016	August 29, 2015
AutoZone Domestic stores (Domestic):
Store count:
Beginning domestic stores	5,226		5,069		5,141	4,984
Stores opened	71		72		156	158
Stores closed	-		-		-	1
Ending domestic stores	5,297		5,141		5,297	5,141

Relocated stores	2		2		6	5

Stores with commercial programs	4,390		4,141		4,390	4,141

Square footage (in thousands)	34,575		33,515		34,575	33,515

AutoZone Mexico stores:
Stores opened	25		23		42	39
Total stores in Mexico	483		441		483	441

AutoZone Brazil stores:
Stores opened	-		-		1	2
Total stores in Brazil	8		7		8	7

Total AutoZone stores	5,788		5,589		5,788	5,589
Square footage (in thousands)	38,198		36,815		38,198	36,815
Square footage per store	6,600		6,587		6,600	6,587

IMC branches:
Branches opened	1		2		6	3
Branches acquired	-		-		-	17
Total IMC branches	26		20		26	20

Total locations chainwide	5,814		5,609		5,814	5,609

Sales Statistics
($ in thousands, except sales per average square foot)
	16 Weeks Ended		16 Weeks Ended		52 Weeks Ended	52 Weeks Ended
Total AutoZone stores (Domestic, Mexico and Brazil)	August 27, 2016		August 29, 2015		August 27, 2016	August 29, 2015
Sales per average store	$562		$564		$1,773	$1,761
Sales per average square foot	$85		$86		$269	$268

Total Auto Parts (Domestic, Mexico, Brazil, and IMC)
Total auto parts sales	$3,282,699		$3,179,164		$10,261,112	$9,824,876
% Increase vs. LY	3.3%		8.1%		4.4%	7.6%

Domestic Commercial (Excludes IMC)
Total domestic commercial sales	$635,148		$603,647		$1,951,919	$1,822,069
% Increase vs. LY	5.2%		13.1%		7.1%	12.9%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$116,069		$111,239		$374,564	$362,463
% Increase vs. LY	4.3%		2.0%		3.3%	5.6%

	16 Weeks Ended		16 Weeks Ended		52 Weeks Ended	52 Weeks Ended
	August 27, 2016		August 29, 2015		August 27, 2016	August 29, 2015
Domestic same store sales	1.0%		4.5%		2.4%	3.8%

Inventory Statistics (Total Locations)
	as of		as of
	August 27, 2016		August 29, 2015
Accounts payable/inventory	112.8%		112.9%

($ in thousands)
Inventory	$3,631,916		$3,421,635
Inventory per location	625		610
Net inventory (net of payables)	(463,938)		(442,533)
Net inventory / per location	(80)		(79)

	Trailing 5 Quarters
	August 27, 2016		August 29, 2015
Inventory turns	1.4	x	1.4	x

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (866) 966-3017, ray.pohlman@autozone.com